EXHIBIT 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

AMERICAN STRATEGIC INVESTMENT CO.

(Name of Subject Company (Issuer))

BELLEVUE CAPITAL PARTNERS, LLC

(Names of Filing Persons (Offerors))

Table 1 – Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$1,156,250.00	0.00014760	$170.66
Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,156,250.00
Total Fees Due for Filing			$170.66
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$170.66

*	Estimated solely for purposes of calculating the filing fee. This calculation is based on the offer to purchase 125,000 shares of Class A common stock, par value $0.01 per share, of American Strategic Investment Co. at a purchase price equal to $9.25 per share in cash.
**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Advisory No. 1 for fiscal year 2024 beginning on October 1, 2023, issued August 25, 2023, by multiplying the transaction value by 0.00014760.